Exhibit 10.34

January 1, 2015

John Green

VIA HAND DELIVERY

Re: Employment Offer

Dear Jack:

We are pleased to offer you employment with Dicerna Pharmaceuticals, Inc. (the “Company”) as the Interim Chief Financial Officer. This letter sets forth the terms of the Company’s employment offer. Should you accept this offer, your start date will be January 1, 2016.

In this position, you will report to the Chief Executive Officer. You will perform the duties customarily associated, in the Company’s judgment, with a chief financial officer position for an organization of the Company’s size, nature and objectives (which duties are subject to change in the Company’s discretion), and such other duties as may from time to time be assigned to you.

As we have discussed, this is a temporary and interim position while the Company is engaging in a search for a new Chief Financial Officer for the Company. We invite you to apply for the Chief Financial Officer position through the search process. If you choose to do so, your application will be considered in the same manner as the applications of other candidates.

This is a part-time position, and you will work onsite at the Company two days per week. You will be required to devote appropriate business time, attention and effort to your responsibilities for the Company; to perform your assigned responsibilities faithfully, to the best of your abilities and in full compliance with applicable industry, professional, legal and/or other standards and requirements; and not to engage in any other business activities (whether or not for gain or profit) or other actions which you know or reasonably should know could harm the business or reputation of the Company or any of its affiliates. You also will be expected to comply with all Company policies (as in effect or amended from time to time). You will be required to perform your duties for the Company in compliance with all applicable laws, rules and regulations, including but not limited to the U.S. Food, Drug and Cosmetic Act, as amended from time to time.

Should you accept this offer, your gross annual salary will be $195,520.00. As an “exempt” employee, you are not eligible for overtime compensation. The foregoing compensation generally will be paid to you (less any withholdings and deductions required by law or authorized by you) in biweekly installments in accordance with the Company’s regular payroll practices, and may be adjusted periodically in the Company’s discretion. During your employment, you will not be eligible to participate in any Company employee benefit plans and policies, including without limitation with respect to severance or equity, except to the extent a plan or policy extends to all employees of the Company. For the avoidance of doubt, during your employment you will be subject to our Company Security Trading Policy and our Code of Business Conduct and Ethics.

This offer of employment is contingent upon the successful completion of all pre-employment screening required by the Company, including but not limited to reference verification and background screen, as well as proof of eligibility to work in the United States. You also are required as a condition of employment to sign a Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement, a copy of which is enclosed for you to review while you consider our offer.

We are extending this offer to you based on the understanding that your employment with the Company does not and will not conflict with any of your obligations to any third parties and will not violate or be restricted by any non-competition or other agreement with anyone else. Furthermore, we are extending you this offer to you on the condition that you have not brought and will not bring with you to the Company or use in your employment with the Company any equipment, confidential information or trade secrets of any third party. If you are a faculty member at or employee of a university, hospital, or another company, we also are extending this offer to you on the condition that your employment with the Company will not violate any agreements with or policies of any such entities, and that you have made any required disclosures about your employment with the Company to any such entities. If any of this is not the case, please inform us in writing immediately.

To be eligible for employment with the Company, you also must hold and maintain any and all certifications), registrations), license(s) and other credential(s) required for your position and/or duties under applicable law, professional regulations or standards, or other requirements. Failure to do so at any time may render you ineligible for employment. This offer also is contingent on your representation that you have not been debarred and are not under consideration to be debarred by the U.S. Food and Drug Administration from working in or providing consulting services to any Pharmaceutical or Biotechnology Company under the Generic Drug Enforcement Act of 1992. You further represent and warrant that you have not purchased or sold any securities of the Company except as disclosed in writing below your signature to this letter.

Please note that this letter does not constitute a contract of employment, and does not create any right to continued employment for any period of time. If you accept this offer, your employment with the Company at all times will be “at will”. This means that either you or the Company may end your employment at any time for any or no reason.

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We congratulate you on your offer and sincerely hope that you will accept. To do so, please sign and date this letter and the enclosed Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement and return them to me. In the meantime, please do not hesitate to call me should you have any questions.

Very truly yours,

/s/ Douglas Fambrough, III
ACCEPTED:	Chief Executive Officer

/s/ John B. Green	Dated: January 14, 2016

87 Cambridgepark Drive Cambridge, MA 02140